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                                                                    Exhibit 99.3
                                                                    ------------

[TELXON LOGO]
                                                                    NEWS RELEASE

                          TELXON SAYS PROXY SETTLEMENT
                        IN BEST INTERESTS OF SHAREHOLDERS

         AUGUST 26, 1998 - - AKRON, Ohio - - Telxon Corporation (Nasdaq - NNM:
TXLN) said today that the settlement it reached with Guy Wyser-Pratte is in the best interests of Telxon shareholders.

         Frank E. Brick, Telxon president and chief executive officer, said the terms of the settlement, which ended a proxy contest and terminated all pending litigation between the companies, will enable management to intensify its focus on executing its business plan while continuing to protect Telxon from low-ball unsolicited offers. "The settlement also avoids continuing legal fees and proxy solicitation expenses," Brick said. "Telxon will continue to execute its long-term strategy that is geared towards growing earnings 30 percent per year on a 15 percent revenue gain," he added.

         Under the agreement, the Telxon board will not invoke the company's shareholder rights provision if Telxon receives a fully financed all-cash offer above $40 per share or a price that is 140 percent above a twenty day average closing price of Telxon stock, whichever is greater. This provision becomes effective September 1, 1998 and expires May 31, 1999. Brick said, "Obviously, what we agreed to is only temporary and is only applicable to offers in excess of a minimum price."

         Brick said, "Wyser-Pratte indicated that he initiated his proxy proposals in reaction to our Board's rejection of takeover proposals from Symbol Technologies. Symbol never made a firm definitive offer. Recognizing its fiduciary responsibilities, the Telxon board of directors authorized management to meet with Symbol on several different occasions to determine if a deal could be done that would deliver adequate value to Telxon shareholders."

         "While Symbol's public statements indicated friendly intentions, its private tactics were in fact hostile," Brick explained. Brick said he suspects that Symbol's actions were "simply a competitive effort to disrupt our business. I believe that

             Telxon Corporation/Corporate Communications Department
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                        800-800-8001/Fax (330) 664-2058
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Symbol was never really serious about completing a deal at the prices indicated, and that our board acted appropriately in rejecting Symbol's proposals," Brick continued.

         "Clearly, one of the primary reasons we entered into the settlement was that it was consistent with the positions our board took with respect to Symbol's $40 proposal and its inadequacies," he concluded.

         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries around the world. Telxon's global web site address is: http://www.telxon.com.

         Other than the summarized terms of the settlement agreement with Wyser-Pratte, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual results to differ materially from the forward-looking statements. The important factors affecting the realization of those results include, without limitation, the company's ability to gain and maintain market acceptance of its products, and implement appropriate cost reduction, efficiency and other operating improvement strategies, as well as general and industry-specific economic conditions, competitive pressures and rapid technological change. Reference should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.

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For more information:
Alex Csiszar
Vice President, Investor Relations
Telxon Corporation
(330) 664-2961